Exhibit 23.2

Consent of Registered Independent Public Accounting Firm
Board of Directors
BroadVision, Inc.

We consent to the use of our report of Independent Registered Public Accounting Firm dated May 26, 2006 on the consolidated balance sheet as of December 31, 2005, the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive income (loss), and cash flows for the period ended December 31, 2005 incorporated by reference in the registration statement on Form S-8 to be filed on August 28, 2007 registering 2,000,000 shares for the Employee Stock Purchase Plan.

/s/ Stonefield Josephson
Certified Public Accountants

Irvine, California
August 27, 2007